Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Praegitzer Industriees, Inc. on Form S-1 of our report dated September 4, 1998, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Consolidated Financial Data and Other Information" and "Experts" in such Prospectus.



DELOITTE TOUCHE LLP

Portland, Oregon
November 13, 1998